UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Veeco Instruments Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VEECO INSTRUMENTS INC.

100 Sunnyside Boulevard, Suite B

Woodbury, NY  11797

NOTICE OF ANNUAL MEETING

Dear Veeco Stockholder:

On Friday, May 5, 2006, Veeco Instruments Inc. will hold its 2006 Annual Meeting of Stockholders at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York.  The meeting will begin at 9:30 a.m.  At the meeting, we will consider:

1.             Election of three directors;

2.             Ratification of the appointment of our independent registered public accounting firm for fiscal year 2006; and

3.             Any other business properly presented at the meeting.

Only stockholders who own stock at the close of business on March 9, 2006 can vote at this meeting or any adjournments that may take place.  For ten days prior to the annual meeting, a list of these stockholders will be available for inspection at our principal executive offices, 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Your Board of Directors recommends that you vote in favor of proposals 1 and 2 above, which are further described in this proxy statement.  This proxy statement also outlines the corporate governance practices at Veeco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendations to the Board regarding our 2005 financial statements.  We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

The approximate date of mailing for this proxy statement and card as well as a copy of Veeco’s 2005 Annual Report is March 31, 2006.  For more information about Veeco, please visit our website at www.veeco.com.

By order of the Board of Directors,

John F. Rein, Jr.
Executive Vice President, Chief Financial Officer
and Secretary

March 31, 2006

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS
Q1.	Who is entitled to vote?
Q2.	How can I vote if I own shares directly?
Q3.	How can I vote if my shares are held through a broker, bank or similar organization?
Q4.	Can my broker vote my shares if I do not instruct him or her how to vote?
Q5.	What if I return a proxy card but do not make specific choices?
Q6.	How do I revoke or change my vote?
Q7.	What is a “quorum”?
Q8.	How many votes are needed to approve each proposal?
Q9.	How will voting on other business be conducted?
Q10.	Who will count the vote?
Q11.	How can I find out the results of the voting at the Annual Meeting?
Q12.	Who can attend the Annual Meeting?
Q13.	What does it mean if I get more than one proxy or vote instruction card?
Q14.	If I received multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?
Q15.	What should I do if I would like additional copies of the proxy statement and annual report?
Q16.	When are the stockholder proposals for the 2007 Annual Meeting due?
Q17.	What is Veeco’s process for nominating director candidates?
Q18.	Can a stockholder nominate someone to be a director of Veeco?
Q19.	How can stockholders communicate with Veeco’s Directors?
Q20.	How much will this proxy solicitation cost?
Q21.	Who is soliciting my vote?

CORPORATE GOVERNANCE
Corporate Governance Policies and Practices
Independence of the Board of Directors
Board Meetings and Committees
Compensation of Directors
Certain Relationships and Related Transactions

PROPOSALS ON WHICH YOU MAY VOTE
Proposal 1 - Election of Directors
Members of the Board of Directors
Proposal 2 - Ratification of Appointment of Ernst & Young LLP
Audit Committee Report

EXECUTIVE COMPENSATION
Executive Officers
Summary Compensation Table
Option Grant Table
Aggregated Option Exercises and Year End Values
Equity Compensation Plan Information
Employment Contracts and Termination of Employment Arrangements
Compensation Committee Report on Executive Compensation

STOCK PERFORMANCE GRAPH

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Section 16(a) Reporting Compliance

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q1.         Who is entitled to vote?

A.            You may vote if our records show that you owned shares of Veeco Instruments Inc. common stock on March 9, 2006, the record date.  At the close of business on that date, 30,152,702 shares of Veeco common stock were issued and outstanding.  You are entitled to one vote for each share that you own.

Q2.         How can I vote if I own shares directly?

A.            If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.

Q3.         How can I vote if my shares are held through a brokerage, bank or similar organization?

A.            If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being forwarded to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you do not give instructions to your record holder on how to vote, the record holder will be entitled to vote your shares in its discretion.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

Q4.         Can my broker vote my shares if I do not instruct him or her how to vote?

A.            Yes, if you are a beneficial owner of shares and you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on discretionary items.  Both Proposals 1 and 2 are considered to be discretionary items.  Discretionary items are items considered routine.

Q5.         What if I return a proxy card but do not make specific choices?

A.            If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of all three nominees for director and “FOR” the ratification of the selection of Ernst & Young LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2006.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card ) will vote your shares using his best judgment.

Q6.         How do I revoke or change my vote?

A.            If you are a stockholder of record, you may revoke or change your vote by:

(1) notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, NY  11219, in writing at any time before the meeting;

(2) submitting a later-dated proxy; or

(3) voting in person at the meeting.

The latest-dated, timely, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

If you hold your shares in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

Q7.         What is a “quorum”?

A.            A “quorum” is a majority of the outstanding shares present at the meeting or represented by proxy.  There must be a quorum for the meeting to be held.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Broker non-votes occur when shares held by a broker or other nominee are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder, and (2) the broker lacks the authority to vote the shares at his/her discretion.  Broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal but are counted as shares present and entitled to be voted.

Q8.         How many votes are needed to approve each proposal?

A.            Directors are elected by a plurality of the votes cast at the meeting.  The three nominees receiving the most “FOR” votes among votes properly cast at the meeting will be elected.  Veeco’s Bylaws provide that corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders at which a quorum is present.  Therefore, to be approved, Proposal 2 must receive  a “FOR” vote from a majority of the Veeco shares represented at the meeting.

Q9.         How will voting on any other business be conducted?

A.            Although we do not know of any business to be considered at the 2006 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card gives authority to Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, and John F. Rein, Jr., Veeco’s Executive Vice President, Chief Financial Officer and Secretary, to vote on such matters at their discretion.

Q10.       Who will count the vote?

A.            Representatives of American Stock Transfer and Trust Company, Veeco’s transfer agent, will count the vote and act as the inspector of election.

Q11.       How can I find out the results of the voting at the Annual Meeting?

A.            Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in Veeco’s quarterly report on Form 10-Q for the second quarter of 2006.

Q12.       Who can attend the Annual Meeting?

A.            All stockholders who owned shares on March 9, 2006 may attend.

Q13.       What does it mean if I get more than one proxy or vote instruction card?

A.            If your shares are registered in more than one name or in more than one account, you will receive more than one card.  Please complete and return all of the proxy or vote instruction cards you receive to ensure that all of your shares are voted.

Q14.       If I received multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?

A.            With your consent and the consent of other shareholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Veeco stockholders reside if we believe they are members of the same family.  Each consenting stockholder would continue to receive a separate notice of annual meeting and proxy card.  This procedure, referred to as “householding,” would reduce the volume of duplicate information you receive, and would also reduce the Company’s printing and mailing costs.  If you are an eligible stockholder and would like to receive only one copy of the proxy statement and annual report, please contact the Company by sending a written request to the Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797 or by calling 516-677-0200.  Your consent will remain in effect unless Veeco receives contrary instructions from you or other shareholders in your household.  Should you revoke your consent, Veeco will begin sending individual copies of the annual report and proxy statement to you within thirty (30) days of your revocation.  Also, if you would like to obtain a separate copy of the annual report or proxy statement, you may direct your request to the address above, or you may call 516-677-0200.  If you hold your shares in street name, please contact your broker.

Q15.       I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy statement and annual report.  What should I do if I would like additional copies of these materials?

A.            Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (see the answer to Question 14).  If your family holds Veeco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker or bank.  If you wish to revoke your decision to household and thereby receive multiple proxy statements and annual reports, please contact your broker directly.  If any shareholder residing at the same address would like additional copies of the proxy statement and annual report, please contact your broker or bank, or you may contact the Company by sending a written request to the Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797 or by calling 516-677-0200.

Q16.       When are stockholder proposals for the 2007 Annual Meeting due?

A.            To be considered for inclusion in next year’s proxy statement, all stockholder proposals must be submitted in writing to the Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797 by December 4, 2006.

Additionally, Veeco’s advance notice bylaw provisions require that any stockholder proposal to be presented from the floor of the 2007 Annual Meeting must be submitted in writing to Secretary, at the above address, by February 17, 2007, and must be accompanied by:

• the name, residence and business address of the proposing stockholder;

• a representation that the stockholder is a record holder of Veeco stock or holds Veeco stock through a broker and the number of shares held;

• a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

• any material interest of the stockholder in such business; and

• a representation that the stockholder intends to appear in person or by proxy at the 2007 Annual Meeting to present the proposal.

A proposal may be presented from the floor only after Veeco’s Chairman has determined that it is a proper matter for consideration under our bylaws.

Q17.       What is Veeco’s process for nominating director candidates?

A.            Veeco’s Board of Directors is comprised of nine directors divided into three classes of Directors serving staggered three-year terms.  One-third of Veeco’s directors are elected each year by its stockholders at the annual meeting of stockholders.  The Board of Directors is responsible for filling vacancies on the Board at any time during the year and for nominating director nominees to stand for election at the annual meeting of stockholders.  The Nominating and Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board.  Director candidates may be identified by current directors of the Company, as well as by stockholders.  The Nominating and Governance Committee is comprised entirely of independent directors, as defined by Nasdaq.  In evaluating candidates, the Nominating and Governance Committee will consider the criteria and qualifications set forth in the committee’s charter, which qualifications include personal integrity and honesty, sound business judgment, independence, background and business experience, willingness and capability to actively participate in Board and committee activities and potential conflicts of interest, as well as the factors described under “Director Qualification Standards” in Veeco’s Corporate Governance Guidelines.  In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.  The evaluation process for candidates recommended by stockholders is the same as for candidates from any other source.  See the answer to Question 18 below regarding the process for stockholder nominations of director candidates.

Q18.       Can a stockholder nominate someone to be a director of Veeco?

A.            As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Nominating and Governance Committee by submitting the name and supporting information in writing to the Nominating and Governance Committee of the Board of Directors, c/o Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY  11797.  The recommending stockholder must meet the eligibility requirements for submitting a stockholder proposal for inclusion in that proxy statement, a written recommendation must be received by Veeco by December 4, 2006 and the written recommendation must contain the following:

• The candidate’s name, age, address, principal occupation or employment, the number of shares of Common Stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

• A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews and to serve as a director, if elected; and

• A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

Q19.       How can stockholders communicate with Veeco’s Directors?

A.            Stockholders may address communications to one or more members of the Board (other than sales or employment-related communications) by letter addressed to the Secretary, Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY 11797.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

Q20.       How much will this proxy solicitation cost?

A.            Georgeson Shareholder Communications Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $5,500, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco. In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  Georgeson may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify Georgeson against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitation also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Q21.       Who is soliciting my vote?

A.            Your vote is being solicited by the Board of Directors of Veeco Instruments Inc. for the 2006 Annual Meeting of Stockholders to be held on Friday, May 5, 2006 at 9:30 a.m.

CORPORATE GOVERNANCE

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management periodically review and update, as appropriate, Veeco’s corporate governance policies and practices.  In doing so, the Board and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management also regularly evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002  and the rules and listing standards issued by the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines - Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Nominating and Governance Committee from time to time.  The Corporate Governance Guidelines relate to director qualifications, conflicts of interest, succession planning and other governance matters.

Code of Business Conduct - Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers - Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer.

Disclosure Policy - Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters - Each of Veeco’s Audit, Compensation, and Nominating and Governance Committee has a written charter adopted by Veeco’s Board of Directors that establish practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.  Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the Investors page.

Independence of the Board of Directors

Veeco’s Corporate Governance Guidelines provide that at least a majority of the Board of Directors are independent in accordance with the Nasdaq listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are independent directors within the meaning of the applicable Nasdaq listing standards, except Mr. Braun, the Company’s Chairman and Chief Executive Officer.

Independence of Committee Members.  All members of each of Veeco’s three committees are required to be and are independent.

Compensation Committee Interlocks and Insider Participation.  During 2005, none of Veeco’s executive officers served on the board of directors of any entity whose directors or officers serve on Veeco’s Compensation Committee or Board of Directors.  No current or past executive officers of Veeco serve on our Compensation Committee.  During 2005, the members of our Compensation Committee were Messrs. D’Amore, Low (Chairman) and McDaniel.

Board Access to Independent Advisors.  The Board members have full and free access to officers and employees of Veeco and are free to retain independent legal, financial or other advisors as the Board or a Committee deem necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment from what it was when he was elected as a director or undergoes a change affecting his qualification as a director.  Upon such submission, the Board of Directors determines whether to accept or reject the resignation.

Board Meetings and Committees

During 2005, Veeco’s Board of Directors held ten meetings.  Each current Director attended at least 75% of the meetings of the Board of Directors and Board committees on which such Director served during 2005.  It is the policy of the Board to hold executive sessions of the independent directors meeting without management at every regular quarterly board meeting and as requested by a director.  Mr. Pfister, who has been designated as Lead Director, presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2005, Mr. Braun was the only director who attended the Annual Meeting of Stockholders.  The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee.  The Audit Committee reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee currently consists of Messrs. Elftmann, Fridrich, Pfister (Chairman) and Simone.  The Board has determined that all members of the Audit Committee are financially literate as that term is currently defined by Nasdaq and by applicable SEC rules.  The Board of Directors has determined that each of Messrs. Elftmann, Pfister and Simone may be considered an “audit committee financial expert” as defined by applicable SEC rules.  During 2005, the Audit Committee met eleven times.

Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s stock incentive plans and employee stock purchase plan.  All members of the Compensation Committee are (x) “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and (y) “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee have interlocking relationships as defined by the SEC.  The Compensation Committee currently consists of Messrs. D’Amore, Low (Chairman) and McDaniel.  During 2005, the Compensation Committee met seven times.

Nominating and Governance Committee.  The Company’s Nominating and Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board of Directors with respect thereto.  The Nominating and Governance Committee currently consists of Messrs. Kingsley (Chairman), Low and McDaniel.  The Nominating and Governance Committee met once during 2005 and has held two meetings to date in 2006.

Compensation of Directors

Members of the Board of Directors who are not employees of Veeco receive a retainer of $5,000 per quarter, plus additional retainers of $1,250 per quarter for the chairman of the Compensation Committee and the chairman of the Nominating and Governance Committee, $3,000 per quarter for the chairman of the Audit Committee and $2,500 per quarter for the Lead Director.  In addition, non-employee Directors receive a fee of $2,000 for attending each board, committee or stockholder meeting held in person and $1,000 for attending each board or committee meeting held by conference call.  Pursuant to the Company’s 2000 Stock Incentive Plan, during 2005 each non-employee Director received an automatic annual grant of 10,000 stock options with an exercise price of $15.08 per share (the fair market value of a share of Common Stock on the date of grant).  These options were fully exercisable on the date of grant.  Effective January 1, 2006, the 2000 Stock Incentive Plan was amended to provide that the automatic annual grant to each non-employee director would be 5,000 shares of restricted stock (rather than 10,000 stock options) and the restrictions on these shares lapse on the first anniversary of the date of grant.  Directors who are employees, such as Mr. Braun, do not receive compensation for serving as Directors or for attending Board of Directors or committee meetings.

Certain Relationships and Related Transactions

Prior to joining the Company’s Board of Directors in July 2004, Mr. Simone acted as a consultant to Veeco from March 2003 to June 2004.  He provided services relating to market analysis, evaluation of new business opportunities, due diligence and certain other matters.  For such services, he was paid $45,000 in 2003 and $30,000 in 2004.

Mr. Elftmann is President and owns fifty percent of Custom Fab Solutions, LLC, a supplier to semiconductor capital equipment manufacturers.  In 2004 and 2005, Veeco’s St. Paul operation paid Custom Fab Solutions $1,095 and $3,661, respectively, for finishing services.

PROPOSAL 1

ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by Stockholders which is divided into three classes of Directors serving staggered terms.  Currently, the Board of Directors is comprised of nine members, consisting of three Class I Directors, three Class II Directors and three Class III Directors.  Each of the three Class III Directors is up for re-election this year.

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following Directors for re-election, each of whom is currently a Class III Director:

Name	Nominated for Re-Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Edward H. Braun	Class III	2009
Richard A. D’Amore	Class III	2009
Douglas A. Kingsley	Class III	2009

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Heinz K. Fridrich	Class I	2007
Roger D. McDaniel	Class I	2007
Irwin H. Pfister	Class I	2007
Joel A. Elftmann	Class II	2008
Paul R. Low	Class II	2008
Peter J. Simone	Class II	2008

Management does not contemplate that any of the nominees for Director will be unable to serve, but, if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote FOR approval of the Director nominees named above.

MEMBERS OF THE BOARD OF DIRECTORS

The Directors of Veeco, and their ages and committee memberships as of March 9, 2006, are:

			Committee Membership
Name	Age	Director Since	Audit	Compensation	Nominating and Governance
Edward H. Braun	66	1990
Richard A. D’Amore	52	1990		X
Joel A. Elftmann	66	1994	X
Heinz K. Fridrich	73	1998	X
Douglas A. Kingsley	44	2000			Chair
Paul R. Low	72	1994		Chair	X
Roger D. McDaniel	67	1998		X	X
Irwin H. Pfister (A)	61	1998	Chair
Peter J. Simone	58	2004	X

(A)          Mr. Pfister also serves as Lead Director.

Edward H. Braun has been Chairman and Chief Executive Officer of Veeco since January 1990, and was also President of Veeco from January 1990 to May 2000 and from October 2000 to March 2003.  Prior to 1990, Mr. Braun served as Executive Vice President and Chief Operating Officer of Veeco’s predecessor.  Mr. Braun joined the predecessor in 1966 and held numerous positions with the predecessor, including Director of Marketing, General Manager and Chief Operating Officer.  Mr. Braun is a Director Emeritus of Semiconductor Equipment and Materials International, a trade association for suppliers to the semiconductor industry (“SEMI”), of which he was Chairman of the Board in 1993, a member of the Executive Advisory Council of the International Disk Drive Equipment and Materials Association (“IDEMA”), and a director of Cymer, Inc., a supplier of excimer laser light sources used in deep ultra-violet photolithography systems.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners since 1994.  In addition to Veeco, Mr. D’Amore is a director of Phase Forward Incorporated and Solectron Corporation.

Joel A. Elftmann is President and a Director of Custom Fab Solutions LLC, a supplier to semiconductor capital equipment manufacturers.  Mr. Elftmann was a co-founder of FSI International Inc. and served as its Chairman and Chief Executive Officer from May 1991 through December 1999, and thereafter served as its Chairman until January 2002.  Mr. Elftmann was a co-founder of Metron Technology, N.V. (“Metron”), a distributor of semiconductor capital equipment, and served as Chairman and a Supervisory Director of Metron through December 2004 and as a director of Nortem, a company liquidated following the asset sale of Metron.  He currently serves as a director of Community Bank of Chaska and is also a Director Emeritus and former Chairman of the Board of Directors of SEMI.

Heinz K. Fridrich is an Industry Professor Emeritus of the University of Florida.  He joined the University of Florida in 1993 after 43 years with IBM, including serving as Vice President and General Manager of IBM’s largest development and manufacturing site for semiconductors and electronic packaging, and most recently as IBM’s Vice President responsible for worldwide manufacturing and quality.  He is also a director of CH Energy Group, Inc. and Solectron Corporation.

Douglas A. Kingsley  is a Special Partner of Advent International Corporation, a private equity firm, where he has been employed since 1990.  From 1985 through 1988, Mr. Kingsley was a sales engineer for Teradyne, Inc., a manufacturer of automatic test equipment for the electronics industry.  He is also a member of the Board of Overseers of the Boston Symphony Orchestra.

Paul R. Low has been President and Chief Executive Officer of PRL Associates, a technology consulting firm, since founding the firm in 1992.  Previously, Dr. Low was Vice President-General Manager, Technology Products for IBM from 1989 through 1992 and a member of IBM’s Management Board from 1990 to 1992.  Dr. Low is also a director of Applied Materials, Inc. and Solectron Corporation.

Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (CMP) equipment for the semiconductor industry, from 1997 to April 1999.  Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers.  Mr. McDaniel is a past Chairman of SEMI and a director of Entegris, Inc.

Irwin H. Pfister is a private investor and currently serves as an Operating Partner with Baird Capital Partners.  Prior to his retirement from Schlumberger in 2005, Mr. Pfister was Executive Vice President of Schlumberger Ltd. and Chief Executive Officer of SchlumbergerSema, a leading information technology services provider.  He joined Schlumberger in May 1986 and held several management positions, including Executive Vice President of Schlumberger Test and Transactions.  From January 1990 to June 1997, Mr. Pfister was President of the Semiconductor Solutions Group.  Mr. Pfister is a past Chairman of SEMI.

Peter J. Simone is an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Mr. Simone is also a director of Cymer, Inc., Newport Corporation and Sanmina-SCI Corporation.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm to examine the financial statements of Veeco for the year ending December 31, 2006.  Ernst & Young LLP has been employed as the independent registered public accounting firm of Veeco since 1990.  Fees for the last two years were as follows:

	Year Ended December 31,
	2005	2004
Audit Fees	$1,013,100	$1,197,096
Audit-related Fees	38,750	64,300
Tax Fees	135,661	275,221
Total	$1,187,511	$1,536,617

Audit fees consisted of fees for professional services rendered for the audit of the Company’s consolidated financial statements, Sarbanes-Oxley Section 404 report and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.  Audit-related fees consisted of fees for accounting consultations in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and employee benefit plan audits.  Tax fees consisted of fees for tax planning and advice related to international and transfer pricing tax issues, mergers and acquisitions.  The Company did not engage Ernst & Young LLP to perform any work related to financial information systems design or implementation services during 2005 or 2004.

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.

All of the Ernst & Young LLP fees for 2005 and 2004 shown above were pre-approved by the Audit Committee.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by Ernst & Young LLP as set forth herein is compatible with maintaining Ernst & Young LLP’s independence.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.

Stockholders are asked to ratify the action of the Board of Directors in making this appointment.  If this appointment is not ratified by the Stockholders, the selection of another independent registered public accounting firm will be considered by the Audit Committee for recommendation to the Board of Directors.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has the primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Annual Report on Form 10-K”) and the quarterly financial statements during 2005 with management, including the specific disclosures in the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with US generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61, as amended by SAS 90, Communication with Audit Committees and PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the matters required to be discussed by SAS 90 and considered the compatibility of non-audit services with the auditors’ independence and satisfied itself as to the independence of the independent registered public accounting firm.

During 2005, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K filed with the SEC, as well as the Reports of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K).  These reports related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2006.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held eleven meetings during 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Joel A. Elftmann

Heinz K. Fridrich

Irwin H. Pfister (Chairman)

Peter J. Simone

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of Veeco, and their ages, as of March 9, 2006, are as follows:

Name	Age	Position
Edward H. Braun	66	Chairman of the Board and Chief Executive Officer
John K. Bulman	59	Executive Vice President, Worldwide Sales and International Operations
Don R. Kania, Ph.D.	51	President and Chief Operating Officer
John P. Kiernan	43	Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller
Robert P. Oates	52	Senior Vice President and General Manager, Process Equipment
John F. Rein, Jr.	59	Executive Vice President, Chief Financial Officer and Secretary
Jeannine P. Sargent	42	Executive Vice President, Metrology and Instrumentation and Corporate Marketing and Business Development

Edward H. Braun has been Chairman and Chief Executive Officer of Veeco since January 1990, and was also President of Veeco from January 1990 to May 2000 and from October 2000 to March 2003.  Prior to 1990, Mr. Braun served as Executive Vice President and Chief Operating Officer of Veeco’s predecessor.  Mr. Braun joined the predecessor in 1966 and held numerous positions with the predecessor, including Director of Marketing, General Manager and Chief Operating Officer.  Mr. Braun is a Director Emeritus of SEMI, of which he was Chairman of the Board in 1993, a member of the Executive Advisory Council of IDEMA, and a director of Cymer, Inc., a supplier of excimer laser light sources used in deep ultra-violet photolithography systems.

John K. Bulman has been Executive Vice President, Worldwide Sales and International Operations since July 2002 and was Senior Vice President, North American Sales from September 2000 to July 2002.  From November 1999 to September 2000 he was Vice President, North American Sales.  From June 1996 to November 1999, Mr. Bulman was self-employed in a family business.  From March 1995 to June 1996, Mr. Bulman was Vice President of Sales and Service at Gasonics International.  From September 1989 to March 1995, Mr. Bulman was Vice President of Sales and Service at Genrad, Inc.  Mr. Bulman’s other experience includes sales management positions at Schlumberger ATE (a division of Schlumberger Ltd.) and Hewlett Packard Company.

Don R. Kania, Ph.D. has been President of Veeco since March 2003 and Chief Operating Officer since July 2004.  He was President of Veeco’s Metrology Group from June 2000 to March 2003 and Vice President, General Manager of the California Metrology Group from May 1999 to June 2000.  Prior thereto, he was Chief Technology Officer of Veeco since January 1998.  Starting in 1993, Dr. Kania was a senior manager at Lawrence Livermore Laboratory where he directed the Advanced Microtechnology Program in the development of advanced sensors for data storage, extreme ultraviolet lithography for semiconductor manufacturing and several other leading-edge technologies.  From 1991 to 1993, Dr. Kania was Research Director at Crystallume, a thin film diamond company.  Dr. Kania’s other experience includes nine years of research experience at the Department of Energy’s Los Alamos and Livermore Laboratories.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller since July 2005.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 through June 2005, Vice President and Corporate Controller from November 1998 to March 2001 and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

Robert P. Oates has been Senior Vice President and General Manager, Process Equipment since January 2006.  Prior thereto, he was Senior Vice President of Veeco’s Data Storage Operations from October 2005 through January 2006, Vice President and General Manager of Veeco’s Ion Beam Process Equipment Group from September 2004 through September 2005, Vice President/Treasurer of Veeco from May 2002 to September 2004 and Vice President and General Manager of Veeco’s NeXray division from 1995 to May 2002.  Mr. Oates held various financial positions with Veeco and Veeco’s predecessor company from 1977 to 1995.

John F. Rein, Jr. has been Executive Vice President, Chief Financial Officer and Secretary of Veeco since April 2000 and was Treasurer of Veeco from April 2000 to October 2002.  Prior thereto, he was Vice President-Finance and Chief Financial Officer of Veeco since December 1993, and became Treasurer and Secretary of Veeco in October 1994.  Prior to joining Veeco, Mr. Rein served for eight years as Vice President-Finance for Axsys Technologies, Inc. From 1979 to 1986, Mr. Rein was Treasurer of Industrial General Corporation.  Prior to that, he was on the audit staff of Ernst & Young LLP.

Jeannine P. Sargent has been Executive Vice President of Metrology and Instrumentation and Corporate Marketing and Business Development since October 2005.  Prior thereto, she was Senior Vice President of Marketing and Business Development from June 2004 to October 2005.  Prior to joining Veeco, Ms. Sargent was the interim Chief Executive Officer and a consultant to Teravicta Technologies, a producer of microelectronic RF components, from July 2003 to December 2003.  From August 1997 to November 2002, Ms. Sargent was the Chief Executive Officer and President of Voyan Technology, a software company serving the semiconductor industry.  From February 1996 to August 1997, Ms. Sargent held senior level marketing posts at Gasonics International and from August 1992 to January 1996 she held similar posts at Tencor Instruments, the predecessor to KLA-Tencor Corporation.

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid to the Chief Executive Officer of Veeco and each of the next five most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco (the “Named Officers”):

		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (1)		Other Annual Compensation		Restricted Stock Awards ($) (2)	Shares Underlying Options	All Other Compensation ($) (3)
Edward H. Braun Chairman and C.E.O.	2005 2004 2003	$650,000 650,000 636,538	$347,893 — —		$18,000 18,000 18,000	(4) (4) (4)	— — —	100,000 200,000 140,000	$5,548 4,084 2,073

Don R. Kania, Ph.D. President and C.O.O.	2005 2004 2003	387,981 375,000 364,615	147,520 — —		8,400 204,337 166,281	(4) (8) (9)	— — —	65,000 130,000 120,000	3,052 3,052 857

John K. Bulman E.V.P., Worldwide Sales/International Operations	2005 2004 2003	289,960 283,039 268,269	188,358 182,752 150,968	(5) (6) (7)	8,400 8,400 8,400	(4) (4) (4)	— — —	20,000 40,000 24,000	3,572 3,532 1,760

John F. Rein, Jr. E.V.P., C.F.O. and Secretary	2005 2004 2003	351,769 340,000 331,385	133,752 — —		8,400 8,400 8,400	(4) (4) (4)	— — —	40,000 70,000 50,000	3,532 6,130 2,821

Jeannine P. Sargent E.V.P., Metrology and Instrumentation (10)	2005 2004	286,058 131,423	173,645 —		8,400 4,900	(4) (4)	$395,500 —	30,000 70,000	2,740 2,627

Robert P. Oates S.V.P., Process Equipment	2005 2004 2003	252,038 197,308 159,866	207,885 — —		8,400 8,400 8,400	(4) (4) (4)	316,400 — —	30,000 45,000 10,000	3,046 3,666 3,572

(1)       Bonuses listed for a particular year represent bonuses paid with respect to such year even though all or part of such bonuses may have been paid during the first quarter of the subsequent year.

(2)       Under the terms of the restricted stock awards, one third of the shares vest on each of the first, second and third anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.  As of December 31, 2005, Ms. Sargent held an aggregate of 25,000 shares of restricted stock with a market value on such date of $433,250 and Mr. Oates held an aggregate of 20,000 shares of restricted stock with a market value on such date of $346,600.

(3)       Reflects payments by Veeco of premiums for group term life insurance and matching contributions by Veeco under Veeco’s 401(k) Plan and, in the case of Messrs. Rein and Oates, payments by Veeco of premiums for supplemental long-term disability insurance for 2003 and 2004.

(4)       Reflects car allowance.

(5)       Includes commissions of $89,675 paid to Mr. Bulman during 2005, as well as a bonus of $98,683 with respect to 2005 which was paid during 2006.

(6)       Includes commissions of $96,502 paid to Mr. Bulman during 2004, as well as a bonus of $86,250 with respect to 2004 which was paid during 2005.

(7)       Includes commissions of $93,368 paid to Mr. Bulman during 2003, as well as a bonus of $57,600 with respect to 2003 which was paid in 2004.

(8)       Includes an $8,400 car allowance and a $195,937 relocation allowance paid to Dr. Kania in 2004.  The relocation allowance was associated with Dr. Kania’s relocation to the Woodbury, New York area in connection with his appointment as President of the Company.

(9)       Includes an $8,400 car allowance, a $54,257 housing allowance and a $103,624 relocation allowance paid to Dr. Kania in 2003.  The relocation allowance was associated with Dr. Kania’s relocation to the Woodbury, New York area in connection with his appointment as President of the Company.

(10)     Ms. Sargent joined Veeco in June 2004.

Option Grants in 2005

The following table sets forth certain information concerning individual grants of stock options made during 2005 to the Named Officers.  Also reported are potential realizable values of each such stock option at assumed annual rates of stock price appreciation for the term of the option representing the product of (a) the difference between: (i) the product of the closing price per share of Common Stock as reported by the Nasdaq on the date of the grant ($16.65 on June 17, 2005) and the sum of one plus the adjusted stock price appreciation rate (5% and 10%) compounded annually over the term of the option (7 years) and (ii) the exercise price of the option; and (b) the number of shares of Common Stock underlying the option grant at December 31, 2005.

Name	Number of Shares Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price Per Share ($) (3)	Expiration Date (4)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
					5%	10%
Edward H. Braun	100,000	9.3%	$ 16.56	6/16/2012	$674,158	$1,571,076
Don R. Kania, Ph.D.	65,000	6.0	$ 16.56	6/16/2012	438,203	1,021,199
John K. Bulman	20,000	1.9	$ 16.56	6/16/2012	134,832	314,215
John F. Rein, Jr.	40,000	3.7	$ 16.56	6/16/2012	269,663	628,430
Jeannine P. Sargent	30,000	2.8	$ 16.56	6/16/2012	202,247	471,323
Robert P. Oates	30,000	2.8	$ 16.56	6/16/2012	202,247	471,323

(1)           Represents options granted pursuant to the 2000 Stock Incentive Plan on June 17, 2005.  Under the terms of the option grants, these options became exercisable on December 17, 2005, but are subject to a resale restriction which provides that the shares issuable upon exercise of the option may not be transferred prior to the second anniversary of the option grant date.

(2)           Reflects percentage of options granted by the Company to its employees in 2005.

(3)           Represents the closing price per share of Common Stock as reported by Nasdaq on the trading day immediately preceding the date of grant.

(4)           Options may terminate at an earlier date upon the occurrence of certain events.

Aggregated Option Exercises in 2005 and Year-End Option Values

The following table sets forth certain information concerning the number of shares of Common Stock acquired upon the exercise of options by the Named Officers during 2005 and the value realized upon such exercises determined by calculating the positive spread between the exercise price of the options exercised and the closing price of the Common Stock on the date of exercise. Also reported are the number of options to purchase Common Stock held by the Named Officers as of December 31, 2005, and values for “in-the-money” options that represent the excess, if any, of the closing price of the Common Stock on December 31, 2005, as reported by Nasdaq ($17.33), over the exercise price of the outstanding options ($14.50 to $54.875).

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward H. Braun	—	—	1,304,000	—	347,320	—
Don R. Kania, Ph.D.	—	—	503,340	—	293,050	—
John K. Bulman	—	—	155,000	—	59,800	—
John F. Rein, Jr.	—	—	419,500	—	123,300	—
Jeannine P. Sargent	—	—	86,666	13,334	23,100	—
Robert P. Oates	—	—	91,668	10,000	41,600	—

On April 12, 2005, Veeco’s Compensation Committee approved the acceleration of the vesting of all then unvested, underwater stock options granted prior to September 1, 2004 (those which had exercise prices per share greater than $15.26, the closing price of Veeco’s common stock on the last trading day prior to such action).  As a result, almost all of the options held by the executive officers listed above became exercisable as of April 12, 2005.  As of such date, all of the options accelerated were out of the money.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2005.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (A)	7,311,645	(B)	$24.727	1,876,469
Equity compensation plans not approved by security holders (C)	521,950	(D)	25.902	0
Total	7,833,595			1,876,469

(A)  Represents shares of the Company’s Common Stock issuable pursuant to the following plans, descriptions of which are included below:

Veeco Instruments Inc. 2000 Stock Incentive Plan, as amended,

Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, as amended,

Veeco Instruments Inc. 1992 Employees’ Stock Option Plan, as amended,

CVC, Inc. 1999 Non-employee Directors’ Stock Option Plan,

CVC, Inc. 1997 Stock Option Plan, and

CVC Holdings, Inc. (1996) Stock Option Plan.

(B)  Includes 9,438 stock options assumed in connection with the acquisition of CVC, Inc. on May 10, 2000, which merger was approved by stockholders.

(C)  Represents shares of the Company’s Common Stock issuable pursuant to the following plans, descriptions of which are included below:

Veeco Instruments Inc. 2000 Stock Option Plan for Non-officer Employees, as amended,

Applied Epi, Inc. 1993 Stock Option Plan,

Applied Epi, Inc. 2000 Stock Plan, and

Applied Epi, Inc. Non-Qualified Stock Options.

(D)  Includes 211,611 stock options assumed in connection with the acquisition of Applied Epi, Inc. on September 17, 2001.

Plans Approved by Securityholders

The Veeco Instruments Inc. 2000 Stock Incentive Plan (the “2000 Plan”), formerly known as the 2000 Stock Option Plan, was approved by the Board of Directors and the Company’s stockholders in May 2000.  The 2000 Plan, as amended, provides for the grant to officers and key employees of up to 8,530,000 share-equivalent awards (either shares of restricted stock or options to purchase shares of Common Stock).  As of December, 31, 2005, there were 1,876,469 awards available for future grants under the 2000 Plan, of which up to 1,225,550 awards may be issued in the form of restricted stock.  Stock options granted pursuant to the 2000 Plan expire after seven years and generally become exercisable over a three-year period following the grant date, except for grants made between June 17, 2005 and December 23, 2005 which grants became exercisable on or before December 31, 2005, but are subject to a resale restriction which provides that the shares issuable upon exercise of the option may not be transferred prior to the second anniversary of the option grant date.  In addition, the 2000 Plan has historically provided for automatic annual grants of stock options to each non-employee Director of the Company.  Effective January 1, 2006, the 2000 Plan was amended to change the automatic annual grants to non-employee directors from 10,000 stock options to 5,000 shares of restricted stock.

The Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, (as amended, the “Directors’ Option Plan”), provides for automatic annual grants of stock options to each member of the Board of Directors of the Company who is not an employee of the Company.  Such options are exercisable immediately and expire after ten years.  The Directors’ Option Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

The Veeco Instruments Inc. Amended and Restated 1992 Employees’ Stock Option Plan (as amended, the “1992 Plan”) provides for the grant to officers and key employees of options to purchase shares of Common Stock of the Company.  Stock options granted pursuant to the 1992 Plan become exercisable over a three-year period following the grant date and expire after ten years.  The 1992 Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In connection with the Company’s acquisition of CVC, Inc. (“CVC”) in May 2000, the Company assumed certain stock option plans and agreements related to CVC.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.  Stock options granted under these plans generally vest over a three-to-five year period and expire after five to ten years from the date of grant. As of December 31, 2005, there were 9,438 options outstanding under the various CVC plans.

Plans Not Approved by Securityholders

The Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees (as amended, the “Non-Officer Plan”) was approved by the Board of Directors in October 2000.  Stock options granted pursuant to the Non-Officer Plan become exercisable over a three-year period following the grant date and expire after seven years.  The Non-Officer Plan has been frozen and, as such, there are no stock options available for future grant under this plan.

In September 2001, the Company assumed certain stock option plans and agreements, in connection with the acquisition of Applied Epi, Inc. (“Applied Epi”).  Stock options granted under these plans generally expire after ten years from the date of grant.  Options granted under two of the plans vest over three years and options granted under one of the plans call for immediate vesting.  As of December 31, 2005, there were 211,611 options outstanding under the various Applied Epi plans.  These plans have been frozen and, as such, there are no stock options available for future grant under these plans.

Employment Contracts and Termination of Employment

and Change-in-Control Arrangements

The Company has entered into employment agreements with each of Mr. Braun, Dr. Kania and Mr. Rein.  These agreements provide for the payment of severance in the event that (i) the executive’s employment with Veeco is terminated by Veeco for any reason other than “for cause” (defined as specified serious misconduct), or (ii) the executive resigns for “good reason” (defined as any one of:  an involuntary downgrading of the executive’s responsibilities by Veeco, an involuntary relocation of the executive’s office to a location more than 50 miles from its then-current location, non-fulfillment by Veeco of certain contractual commitments to the executive and, in Mr. Braun’s case only, a failure to elect Mr. Braun as a member of Veeco’s Board of Directors).  In the event of such termination, the executive will be entitled to severance in an amount equal to 36 months of base salary, in the case of Mr. Braun, or 24 months of base salary, in the case of each of Dr. Kania and Mr. Rein, and each executive will be entitled to a pro-rated bonus for the year in which the termination occurs.  In addition, under the agreements, the Company will continue to provide certain health care benefits to Mr. Braun for a period of five years following termination of his employment and will provide a payment to Dr. Kania and Mr. Rein equal to 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following such termination.  In addition, upon any such termination, the vesting of any options to purchase common stock of Veeco, which were granted after the date of the employment agreement and which are held by the executive at the time of such termination, will be accelerated and the executive will have 36 months, in the case of Mr. Braun, or 24 months, in the case of each of Dr. Kania and Mr. Rein (or, in each case, until the end of the original term of the options, if earlier) to exercise such options.  The severance specified above will also be payable in the event that an executive’s employment with Veeco is terminated on account of death or disability.  These employment agreements also include non-competition and non-solicitation provisions applicable to the executives during the employment period and during the period that the executive is entitled to any severance payment thereunder.  As a condition to the payment of the severance described above, the executive will be required to execute a release of claims against the Company.  The severance obligations described above do not vary based on whether such termination occurs in connection with or following a “change of control.”  If the termination is for cause, the severance obligations described above do not apply.

Veeco has entered into letter agreements with each of Mr. Bulman, Mr. Kiernan, Mr. Oates and Ms. Sargent which provides for the payment of 18 months severance (12 months in the case of Mr. Bulman) in the event such person is terminated without “cause” or for “good reason” (each as defined in the letter agreement).  In addition, upon any such termination, such person will have 12 months to exercise stock options held by him or her at such time (or, in each case, until the end of the original term of the options, if earlier) and, if such termination occurs within 12 months of a “change of control” of the Company (as defined in the letter agreement), the vesting of any options to purchase common stock of Veeco, which were granted after the date of the letter agreement and which are held by such person at the time of such termination, will be accelerated.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) of the Board of Directors of Veeco is pleased to present its annual report on executive compensation.  This report describes the objectives of Veeco’s executive compensation program and the various components of the program, and explains the basis on which 2005 compensation determinations were made.  The Committee is currently comprised of three directors, all of whom are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”)) and “independent directors” (within the meaning of the current Nasdaq listing standards and Veeco’s Corporate Governance Guidelines) and none of whom have interlocking relationships as defined by the SEC.  No Committee member is a current or former employee of Veeco or any of its subsidiaries.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).

Compensation Philosophy

Veeco’s executive compensation programs are designed to attract, retain and motivate executives critical to the Company’s long-term success and growth and the creation of shareholder value.  To this end, the Committee has adopted the following guiding principles:

a.             Performance-based:  Pay levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the year.

b.             Shareholder-aligned:  Equity awards should represent a significant component of executive incentive compensation.

c.             Fair and Competitive:  Pay levels should be perceived as fair, both internally and externally, and competitive with pay levels at other companies in our industry, including larger companies from which we may want to recruit.

Components of Compensation

The Committee believes that the total compensation opportunity available to members of management should consist of a combination of base salary, cash bonuses and equity-based compensation.  The Committee considers each of these elements when setting total compensation levels.

The Committee utilizes external independent compensation consultants and compensation surveys to aid in the determination of competitive levels of executive pay.  The surveys include companies that are larger and smaller than Veeco, some of which are included in the performance graph presented in the Proxy Statement.  Some surveys are limited to technology companies.  The Committee also utilizes executive compensation information compiled from the proxy statements of other semiconductor capital equipment companies.  References to “market” data in this report refer to these surveys and proxy data. Total compensation of Veeco’s officers is believed to be generally within the 50th to 75th percentile of the market as described above, although individuals may be compensated above or below this percentile range based on competitive factors, Veeco’s financial and operating performance and consideration of individual performance and experience.

Base Salary

Base salaries are determined in accordance with the responsibilities of each officer, market data for the position and the officer’s individual performance results.  The Committee considers each of these factors but does not assign a specific value to each factor.  Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance review process.

Annual Bonuses

It is the Committee’s policy that a significant portion of the compensation opportunity of senior executives should be performance-based.  Annual cash bonuses are awarded based on the performance achieved relative to pre-established objectives and, if earned, are typically paid in the first quarter of the following year.  Such objectives include financial and operating performance relative to plan as well as the achievement of other strategic growth objectives.  Generally, the bonuses of senior executives with divisional operations responsibility are tied to the financial performance of their assigned division and, to a lesser extent, the financial performance of the Company as a whole.  The bonuses of corporate executives are tied to the financial performance of the Company as a whole. For 2005, the bonus plan objectives included EBITA (earnings before interest, taxes and amortization) and revenue performance targets and individual objectives.  Incentive awards for executive officers are a percentage of base salary.  The percentage at target is 100% of base salary for the Chief Executive Officer (“CEO”) and from 40% to 70% of base salary at target for the other executive officers for achievement of business and individual objectives.  If performance targets are exceeded, the incentive award paid may exceed the targets described above by up to an additional 50%.  For 2005, annual incentive awards were paid to the Chief Executive Officer, the President, the Chief Financial Officer and the other Named Executive Officers (as defined in the SEC rules) based on EBITA, revenue and individual performance results.  For 2004 and 2003, no annual incentive award was paid to the Chief Executive Officer, the President or the Chief Financial Officer because their respective bonus plan objectives were not met.

Equity-Based Compensation

Equity-based awards, such as stock option grants and restricted stock awards, are granted to executive officers and certain key employees to create a link between compensation and shareholder return and to enable executive officers and other employees to develop and maintain a stock ownership position in the Company that will vest over time and act as an incentive for the employee to remain with the Company.  Because stock options have value to the holder only if the Company’s stock price has appreciated as compared to the stock’s price at the time of grant, the Committee believes that executives holding such options are properly focused on enhancing shareholder value over a substantial period of time.

A new accounting pronouncement, adopted by the Financial Accounting Standards Board and effective for Veeco beginning on January 1, 2006 (“FAS 123R”), will prevent us from accounting for share-based compensation using the intrinsic value method, as we have historically done.  Under the intrinsic value method, compensation expense for stock options  generally was not recorded to our statements of operations because all of our stock options were granted at exercise prices equal to fair market value.  FAS 123R will require us to measure the value of equity awards based on the fair value of the award on the grant date.  That cost will be recognized in our statements of operations over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period.  FAS 123R became effective for us on January 1, 2006, and will apply to all stock options awarded on or after January 1, 2006, and to existing options which vest after January 1, 2006.

On April 12, 2005, the Committee approved the acceleration of vesting of all then unvested, out-of-the-money stock options granted prior to September 1, 2004 under Veeco’s stock option plans.  A stock option was considered “out-of-the-money” if the option exercise price was greater than the closing price of Veeco’s common stock on Nasdaq on April 11, 2005 ($15.26), the last trading day before the Committee approved the acceleration.  As a result of this action, options to purchase approximately 2,522,000 shares of Veeco’s common stock became immediately exercisable, including options held by Veeco’s executive officers to purchase approximately 852,000 shares.  The weighted average exercise price of the options accelerated was $21.24 per share; exercise prices for the options accelerated ranged from a low of $15.26 to a high of $33.19.  As a result of accelerating the vesting of such stock options, the Company will not be required to recognize future compensation expense that would have otherwise been reflected in its statements of operations following the adoption by Veeco of FAS 123R.  The future compensation expense that will be avoided is approximately $7.9 million in 2006 and $3.6 million in 2007.

In 2005, the Committee approved grants of stock options to executive officers.  Stock options are granted at an exercise price equal to fair market value on the date of grant, have a term of seven years from the date of grant and, subject to the recipient’s continued employment, have historically become exercisable over a three year period.  Stock options awarded on or after June 17, 2005 and on or prior to December 23, 2005 became fully exercisable on or before December 31, 2005, but the shares acquired upon exercise of such stock options will be subject to a restriction preventing their sale for a period of two years from the date of the option grant.

In addition, during 2005, the Committee approved restricted stock awards to two executive officers of Veeco in recognition of their promotions.  These awards vest one-third per year over three years.  The Company intends to use a combination of stock option grants and restricted stock awards as elements of a cost effective long term incentive compensation strategy.  The adoption of FAS 123R has made the exclusive use of non-qualified stock options a less attractive vehicle for providing equity based incentive compensation to employees and, as a result, restricted stock awards have become a more effective vehicle for retaining and motivating executives and key employees.  In addition, restricted stock awards are an effective means for reinforcing stock ownership among the Company’s executives and key employees.

The number of stock options or shares of restricted stock granted to each individual is determined based on several factors, including but not limited to the Company’s guidelines for awards based on competitive market data, the individual’s level of responsibility, past performance and ability to affect future Company performance, recent noteworthy achievements and the cost for such awards.

Other Compensation

Executive officers participate in the Company’s 401(k) savings plan on the same basis as other similarly-situated employees.  The Company “matches” certain employee contributions to its 401(k) savings plan up to a maximum match of $2,500 per year per employee.  The Company also provides group term life insurance for the Named Executive Officers.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the Named Executive Officers are included under the caption “All Other Compensation” in the Summary Compensation Table on page 17 of the Proxy Statement.  The Company also provides a monthly car allowance for each of the Named Executive Officers in the amount of $700 per month ($1,500 per month for Mr. Braun).  Such amounts are included under the caption “Other Annual Compensation” in the Summary Compensation Table on page 17 of this Proxy Statement.  Executive officers do not participate in the Company’s profit sharing plan.

Chief Executive Officer’s 2005 Compensation

Mr. Braun’s current base salary as Veeco’s Chairman and Chief Executive Officer was established by the Committee in April 2003 in accordance with the policies described above.  The Committee reviewed Mr. Braun’s salary in each of 2004 and 2005 and determined on each such occasion that it should remain unchanged.

Mr. Braun was eligible to earn a 2005 performance-based bonus under the Company’s Management Bonus Plan if Veeco attained specified performance goals based upon performance criteria relating to the Company’s EBITA and revenue.  Under the Management Bonus Plan, Mr. Braun earned a performance based bonus for 2005 in an amount equal to $347,893, or 53.5% of his target bonus based on Veeco’s 2005 performance results which reflected a 108% increase in EBITA (to $28.8 million) and a 5% increase in revenues (to $410.2 million), from 2004.

The Committee has reviewed all components of Mr. Braun’s compensation, including base salary, bonus, stock option grants, accumulated realized and unrealized stock option gains, the dollar value to Mr. Braun and cost to the Company of all perquisites and other personal benefits and the Company’s payout obligations to Mr. Braun under several potential severance scenarios.  The Committee has also reviewed a tally sheet setting forth all the components described above, affixing dollar amounts under the various payout scenarios.  A description of the Company’s severance obligations to Mr. Braun is included under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on page 21.  Based on its review, the Committee concluded that the Chief Executive Officer’s compensation, in the aggregate, is reasonable and appropriate in light of the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Chief Executive Officer’s 2006 Compensation

The Committee will review Mr. Braun’s base salary during 2006.  In evaluating the CEO’s performance, the Committee will review revenue growth, EBITA, net income and cash flow and stock price metrics (such as P/E ratio and P/B ratio), relative to the Company’s annual plan and its competitors, as well as other factors outlined above that were used in evaluating the CEO’s 2005 performance.

At the Company, and generally in the industry in which the Company competes, eligible employees annually receive equity awards based on annual performance.  A substantial portion of the CEO’s incentive compensation will be awarded in equity.  Equity awards to the CEO are expected to be granted predominantly as stock options and/or shares of restricted stock, subject to continuing service.

Policy on Deductibility of Compensation

Section 162(m) of the Code limits Veeco’s tax deduction to $1,000,000 per year for compensation paid to each of the Named Executive Officers, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value.  Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of shareholders.  We believe that Veeco’s 2005 compensation program met these objectives.

Submitted by the Compensation Committee:

Richard A. D’Amore

Paul R. Low (Chairman)

Roger D. McDaniel

STOCK PERFORMANCE GRAPH

Cumulative Total Return Of

Veeco, SOXX Index, Peer Group and S&P Smallcap 600 Index

ASSUMES $100 INVESTED ON DEC. 31, 2000

ASSUMES DIVIDENDS REINVESTED

FISCAL YEAR ENDING DEC. 31

	Cumulative Total Return as of December 31,
	2000	2001	2002	2003	2004	2005
Veeco Instruments Inc.	100.00	89.84	28.81	70.18	52.51	43.19
Philadelphia Semiconductor Index (SOXX)	100.00	93.64	47.57	88.82	71.79	80.94
Peer Group Index	100.00	127.44	63.41	115.20	94.16	93.01
S&P Smallcap 600 Index	100.00	106.54	90.95	126.23	154.82	166.71

Information is presented assuming $100 invested on December 31, 2000 and the reinvestment of dividends, if any.  The Peer Group Index consists of the following companies:  ADE Corporation, ASM International N.V., Axcelis Technologies Inc., FEI Company, FSI International Inc., Mattson Technology Inc., Rudolph Technologies, Semitool Inc., Therma-Wave Inc., Varian Semiconductor Equipment Associates Inc. and Zygo Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 9, 2006 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of Veeco, (iii) the Chief Executive Officer and each of the next four most highly compensated executive officers of Veeco (the “Named Officers”) and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Common Stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned (1)			Percentage of Total Shares Outstanding (1)
	Shares	Options	Total
5% or Greater Stockholders:
Paul E. Colombo (2)	2,513,390	—	2,513,390	8.3%
FMR Corp. (3)	1,678,600	—	1,678,600	5.6%
Longwood Investment Advisors, Inc. (4)	1,665,350	—	1,665,350	5.5%
Capital Research and Management Company (5)	1,598,520	—	1,598,520	5.3%

Directors:
Edward H. Braun	65,019	1,304,000	1,369,019	4.4%
Richard A. D’Amore	43,701	75,333	119,034	*
Joel A. Elftmann (6)	8,666	72,000	80,666	*
Heinz K. Fridrich	—	65,000	65,000	*
Douglas A. Kingsley (7)	10,000	51,860	61,860	*
Paul R. Low	—	75,333	75,333	*
Roger McDaniel	—	51,000	51,000	*
Irwin H. Pfister	—	65,000	65,000	*
Peter J. Simone	—	20,000	20,000	*

Named Executive Officers:
Edward H. Braun	65,019	1,304,000	1,369,019	4.4%
Don R. Kania, Ph.D.	438	503,340	503,778	1.6%
John K. Bulman	1,534	155,000	156,534	*
John F. Rein, Jr.	5,453	419,500	424,953	1.4%
Jeannine P. Sargent	25,670	86,666	112,336	*
Robert P. Oates (8)	21,785	91,668	113,453	*
All Directors and Executive Officers as a Group (15 persons)	182,266	3,174,701	3,356,967	10.1%

*              Less than 1%.

(1)           A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of warrants and/or stock options.  Each person’s percentage ownership is determined by assuming that warrants and stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)           Share ownership information is based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006.  Mr. Paul Colombo is founder and a former stockholder of Applied Epi, Inc., which Veeco acquired in 2001  The address of this holder is c/o Robins, Kaplan, Miller & Ciresi L.L.P., 800 LaSalle Avenue - 2800, Minneapolis, MN  55402.

(3)           Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.  The address of this holder is FMR Corp., 82 Devonshire

Street, Boston, MA  02109.

(4)           Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006.  The address of this holder is Longwood Investment Advisors, Inc., 1275 Drummers Lane, Suite 207, Wayne, PA  19087.

(5)           Share ownership information is based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2006.  The address of this holder is Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA  90071.

(6)           Includes 2,000 shares of Common Stock held by the Elftmann Family Limited Partnership, of which Mr. Elftmann is the general partner.

(7)           Includes 21,860 options held in the name of Advent International Corporation, for which Mr. Kingsley serves as Special Partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2005 all Section 16(a) filing requirements were satisfied on a timely basis.

VEECO INSTRUMENTS INC.

100 Sunnyside Boulevard, Suite B

Woodbury, NY  11797

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward H. Braun and John F. Rein, Jr. or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the “Company”) to be held on May 5, 2006 at 9:30 a.m. (New York City time) at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. IF NOT OTHERWISE SPECIFIED BY THE STOCKHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF

VEECO INSTRUMENTS INC.

MAY 5, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1.	Election of three Class III Directors
NOMINEES:	Edward H. Braun	☐
	Richard A. D’Amore	☐
	Douglas A. Kingsley	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the box next to			FOR ALL	WITHHOLD AUTHORITY FOR ALL	FOR ALL EXCEPT (See
each nominee you wish to withhold, as			NOMINEES	NOMINEES	instruction)
shown here: ☒
			☐	☐	☐

PROPOSAL 2. Ratification of the appointment of Ernst &			FOR	AGAINST	ABSTAIN
Young LLP as independent registered public accounting firm of
the Company for the fiscal year ending December 31, 2006.			☐	☐	☐

Transaction of such other business as may properly come before the Meeting or any adjournment thereof.

To change the address on your account, please check the box below and indicate your new address in the address space provided.  Please note that changes to the registered name(s) on the account may not be submitted via this method.  /   /

New address:

_________________________ Signature of Stockholder	___________ Date	_________________________ Signature of Stockholder	___________ Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.